Exhibit 99.1

Contact:

Daniel Foley — Investors

Alberto Lopez — Media

Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
(702) 407-6370	(702) 407-6344

Harrah’s Entertainment to Acquire Imperial Palace Hotel & Casino

$370 Million Deal Provides Growth Opportunities

LAS VEGAS, August 22, 2005 — Harrah’s Entertainment, Inc. (NYSE: HET) signed an agreement with Imperial Palace, LLC, to acquire the Imperial Palace Hotel & Casino in Las Vegas.  The Imperial Palace — featuring a 52,000-square foot casino and a 2,640-room hotel — occupies an 18.5-acre site on the world famous Las Vegas Strip, situated between Harrah’s Las Vegas and the Flamingo, across the Strip from Caesars Palace.  This agreement only pertains to the Imperial Palace operations in Las Vegas.

The Imperial Palace will continue to operate the property until the transaction closes.  Harrah’s anticipates the acquisition will close by year-end, subject to the receipt of customary regulatory approvals.  There are no plans for substantial operational changes at the Imperial Palace in the near term once ownership has transferred.

“We are actively investing in a wide-range of opportunities that will provide growth beyond what we expect to achieve as a result of integrating the recently acquired Caesars business,” said Gary Loveman, chairman, chief executive officer and president of Harrah’s.  “This acquisition enhances Harrah’s position in Las Vegas, enabling us to offer our customers the most inspiring array of entertainment and gaming options available in the heart of the Las Vegas Strip — the intersection of Flamingo Road and Las Vegas Boulevard.”

“In memory of Ralph, we would like to convey our thanks to all the Imperial Palace employees for the wonderful years you gave to the Imperial Palace,” said  Betty Engelstad, Owen Nitz, and Jeff Cooper, Trustees of the Ralph Engelstad and Betty Engelstad Trust, owner of the Imperial Palace, LLC.  “We look forward to continuing working together in the ordinary course of business until we get ready to make this transaction.”

Harrah’s announced it is acquiring the Imperial Palace Hotel & Casino for a total purchase price of $370 million.  There is no debt to assume in this transaction.  This acquisition is one of a number of moves designed to strategically position the company for substantial growth in Las Vegas.  Harrah’s currently owns six properties on 275.5 acres in the city.  The company’s presence stretches along the Strip from Paris on the south to Harrah’s on the north, and along Flamingo from Koval Lane west to the Rio.

Harrah’s Entertainment, Inc., (NYSE:HET) is the world’s largest provider of branded casino entertainment.  Since its beginning in Reno, Nevada 67 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  On June 13, 2005, Harrah’s Entertainment acquired Caesars Entertainment, Inc., and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah’s, Caesars and Horseshoe brand names. With nearly 4 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah’s portfolio is the most diverse in the gaming industry.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, and future financial results of Harrah’s Entertainment, Inc. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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